                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                 AMENDMENT NO. 1



                  CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                  DATE OF REPORT -- NOVEMBER 12, 1999



                          COMMISSION FILE NUMBER 1-6780


                                  RAYONIER INC.



                   Incorporated in the State of North Carolina
                I.R.S. Employer Identification Number 13-2607329


              1177 Summer Street, Stamford, Connecticut 06905-5529
                          (Principal Executive Office)

                        Telephone Number: (203) 348-7000

                                  RAYONIER INC.

                                TABLE OF CONTENTS

                                                                                                 PAGE
                                                                                                 ----
              Item 2       Acquisition of Assets                                                    1

              Item 7       Financial Statements and Exhibits                                        1
                           Audited Financial Statements of Smurfit Timberlands Operations
                            (A Business Unit of Jefferson Smurfit Corporation (U.S.))

                           Report of Independent Auditors                                           2
                           Balance Sheets at December 31, 1998 and 1997                             3
                           Statements of Income for the Years Ended December 31, 1998,
                              1997 and 1996                                                         4
                           Statements of Cash Flows for the Years Ended December 31, 1998,
                              1997 and 1996                                                         5
                           Notes to Financial Statements                                         6-13

                           Unaudited Financial Statements of Smurfit Timberlands Operations
                            (A Business Unit of Jefferson Smurfit Corporation (U.S.))
                           Balance Sheet at June 30, 1999                                          14
                           Statements of Income for the Six Months Ended June 30, 1999
                              and 1998                                                             15
                           Statements of Cash Flows for the Six Months Ended June 30, 1999
                              and 1998                                                             16

                           Pro Forma Financial Information:
                           Introduction to Unaudited Pro Forma Condensed Combined Financial
                               Statements                                                          17
                           Unaudited Pro Forma Condensed Combined Balance Sheet at
                               June 30, 1999                                                       18
                           Unaudited Pro Forma Condensed Combined Statement of Income for
                                the Year Ended December 31, 1998                                   19
                           Unaudited Pro Forma Condensed Combined Statement of Income for
                                the Six Months Ended June 30, 1999                                 20
                           Notes to Unaudited Pro Forma Condensed Combined Financial
                                Statements                                                         21

              Signature                                                                            22

              Exhibit Index                                                                        23

ITEM 2.  ACQUISITION OF ASSETS

On October 25, 1999 the Registrant acquired approximately 969,000 owned and leased acres of timberland in Georgia, Florida and Alabama from Jefferson Smurfit Corporation (U.S.) ("JSC (U.S)") in a business combination to be accounted for by the purchase method of accounting. In addition, the Registrant and JSC (U.S.) entered into a Timber Cutting Agreement whereby the Registrant has agreed to supply at market prices a portion of JSC (U.S.) wood supply requirements for the years 2000 and 2001 at its facilities in Fernandina Beach, Florida and Brewton, Alabama. The purchase price of approximately $710 million was financed by $485 million in installment notes issued to JSC (U.S.) and $225 million in cash under a bank credit facility underwritten by Credit Suisse First Boston and Morgan Stanley Senior Funding, Inc. JSC (U.S.) used these timberlands primarily to provide pulpwood fiber to its paperboard mills. The Registrant plans to manage the timberlands and sell standing timber on an open-market basis through Rayonier Timberlands Operating Company, L.P., a wholly-owned limited partnership.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)  Financial Statements of Business Acquired:

              Audited Financial Statements of Smurfit Timberlands Operations (A Business Unit of Jefferson Smurfit Corporation (U.S.))

              Report of Independent Auditors
              Balance Sheets at December 31, 1998 and 1997
              Statements of Income for the Years Ended December 31, 1998, 1997 and 1996
              Statements of Cash Flows for the Years Ended December 31,
              1998, 1997 and 1996
              Notes to Financial Statements

              Unaudited Financial Statements of Smurfit Timberlands Operations (A Business Unit of Jefferson Smurfit Corporation (U.S.)) Balance Sheet at June 30, 1999
              Statements of Income for the Six Months Ended June 30, 1999 and
              1998
              Statements of Cash Flows for the Six Months Ended June 30,
              1999 and 1998


         (b)  Pro Forma Financial Information:
              Introduction to Unaudited Pro Forma Condensed Combined Financial
                  Statements
              Unaudited Pro Forma Condensed Combined Balance Sheet at June 30,
                  1999
              Unaudited Pro Forma Condensed Combined Statement of Income for the
                  Year Ended December 31, 1998
              Unaudited Pro Forma Condensed Combined Statement of Income for the
                  Six Months Ended June 30, 1999
              Notes to Unaudited Pro Forma Condensed Combined Financial
                  Statements

         (c)  See Exhibit Index

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Jefferson Smurfit Corporation (U.S.)

We have audited the accompanying balance sheets of Smurfit Timberlands Operations, a business unit of Jefferson Smurfit Corporation (U.S.), as of December 31, 1998 and 1997, and the related statements of income and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smurfit Timberlands Operations at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                           /s/Ernst & Young LLP
September 15, 1999,
 except for Note 8,
 as to which the
 date is October 25,1999
St. Louis, Missouri

                         SMURFIT TIMBERLANDS OPERATIONS
            (A BUSINESS UNIT OF JEFFERSON SMURFIT CORPORATION (U.S.))

                                 BALANCE SHEETS

                                                                             DECEMBER 31
                                                                         1998            1997
                                                                       --------        --------
                                                                            (In thousands)
ASSETS
Timberlands:
   Land                                                                $140,721        $140,773
   Standing timber                                                      125,867         125,002
   Other                                                                  4,733           3,906
                                                                       --------        --------
                                                                        271,321         269,681
Other assets                                                              1,759           1,822
                                                                       --------        --------
Total assets                                                           $273,080        $271,503
                                                                       ========        ========

LIABILITIES AND JEFFERSON SMURFIT CORPORATION (U.S.) INVESTMENT
Accounts payable                                                       $    304        $    812
Accrued liabilities                                                       2,008           1,424
Deferred income taxes                                                    24,955          25,211
Jefferson Smurfit Corporation (U.S.) investment                         245,813         244,056
                                                                       --------        --------
Total liabilities and Jefferson Smurfit Corporation (U.S.)
   investment                                                          $273,080        $271,503
                                                                       ========        ========

See accompanying notes.

                         SMURFIT TIMBERLANDS OPERATIONS
            (A BUSINESS UNIT OF JEFFERSON SMURFIT CORPORATION (U.S.))

                              STATEMENTS OF INCOME

                                                       YEAR ENDED DECEMBER 31
                                                1998           1997           1996
                                               -------        -------        -------
                                                           (In thousands)
Net sales:
   Jefferson Smurfit Corporation (U.S.)        $47,797        $45,559        $44,412
   Third parties:
     Delivered                                  33,925         35,003         38,478
     Stumpage                                    6,922          8,167          5,723
                                               -------        -------        -------
                                                88,644         88,729         88,613
Costs and expenses:
   Cost of timber sold                          46,812         47,184         48,439
   Selling, general, and administrative          7,398          6,861          6,740
                                               -------        -------        -------

Operating income                                34,434         34,684         33,434

Other income                                     2,743          3,136          2,742
                                               -------        -------        -------
Income before income taxes                      37,177         37,820         36,176

Provision for income taxes                      14,564         14,814         14,170
                                               -------        -------        -------
Net income                                     $22,613        $23,006        $22,006
                                               =======        =======        =======

See accompanying notes.

                         SMURFIT TIMBERLANDS OPERATIONS
            (A BUSINESS UNIT OF JEFFERSON SMURFIT CORPORATION (U.S.))
                            STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31
                                                         1998             1997             1996
                                                       --------         --------         --------
                                                                      (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                             $ 22,613         $ 23,006         $ 22,006
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Cost of timber harvested                             7,241            7,405            7,756
     Deferred income taxes                                 (257)          (1,223)            (870)
     Gain on sale of timber and timberlands                (130)            (543)             (24)
     Changes in other assets and liabilities:
       Other assets                                          64              138              (94)
       Accounts payable and accrued liabilities              76              419              (92)
                                                       --------         --------         --------
Net cash provided by operating activities                29,607           29,202           28,682

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of timber and timberlands                      (8,909)         (18,839)         (10,267)
Proceeds from sale of timberlands                           158              689              108
                                                       --------         --------         --------
Net cash used for investing activities                   (8,751)         (18,150)         (10,159)

CASH FLOWS FROM FINANCING ACTIVITIES
Net advances to Jefferson Smurfit Corporation
    (U.S.)                                              (20,856)         (11,052)         (18,523)
                                                       --------         --------         --------
Net cash used for financing activities                  (20,856)         (11,052)         (18,523)
                                                       --------         --------         --------

Increase in cash                                           --               --               --
Cash at beginning of year                                  --               --               --
                                                       --------         --------         --------
Cash at end of year                                    $   --           $   --           $   --
                                                       ========         ========         ========

See accompanying notes

                         SMURFIT TIMBERLANDS OPERATIONS
            (A BUSINESS UNIT OF JEFFERSON SMURFIT CORPORATION (U.S.))
                          NOTES TO FINANCIAL STATEMENTS
                         (Tabular amounts in thousands)
                              DECEMBER 31, 1998


1. SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF SMURFIT TIMBERLANDS OPERATIONS AND BASIS OF PRESENTATION

Smurfit Timberlands Operations (the Company) as it is referred to in these financial statements is the wholly owned timberlands management operations of the Forestry Resources Division (the Division) of Jefferson Smurfit Corporation (U.S.) (JSC (U.S.)). JSC (U.S.) is an indirect wholly owned subsidiary of Smurfit-Stone Container Corporation (SSCC).

JSC (U.S.)'s major operations are in paper products, recycled and renewable fiber resources, and consumer and specialty packaging. JSC (U.S.)'s paperboard mills purchase pulpwood and recycled fiber and produce paperboard for conversion into corrugated containers, folding cartons, and industrial packaging.

The Division's operations include (1) the operations of the Company, (2) a procurement function for JSC (U.S.) paperboard mills, and (3) other operations consisting of a cypress sawmill, silvicultural nursery, and seedling farms.

The Company is engaged in the growing and selling of timber harvested from approximately 950,000 acres of timberland owned or leased (under long-term leases) in the southeastern portion of the United States. The timber harvested is sold primarily to JSC (U.S.) paperboard mills located in Jacksonville, Florida; Fernandina Beach, Florida; and Brewton, Alabama. Approximately 30 percent of the pulpwood fiber requirements of the JSC (U.S.) paperboard mills are harvested by the Company. The Company operates in one reportable business segment.

The Company is an integral part of the Division and does not constitute a separate legal entity. The financial statements of the Company present the operating results and the financial position of the timberlands management operations and do not include the pulpwood procurement function and the other operations of the Division.

The financial statements of the Company have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Form 8-K to be filed by Rayonier, Inc.
in connection with its acquisition of the Company as described in Note 8.

These financial statements have been prepared from the historical accounting records of JSC (U.S.) and reflect the application of management and allocation policies adopted by JSC (U.S.) for various costs and activities, as described in
Note 2. All of the accounting judgments, estimations, and allocations in these financial statements are based on assumptions that JSC (U.S.) management believes are reasonable for purposes of preparing the Company's financial statements. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Company had been operated as a separate entity.

CASH

The Company's cash is centralized with JSC (U.S.), and the Company transmits all available cash to JSC (U.S.) on a daily basis.

                         SMURFIT TIMBERLANDS OPERATIONS
            (A BUSINESS UNIT OF JEFFERSON SMURFIT CORPORATION (U.S.))
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

TIMBER AND TIMBERLANDS

Timber and timberlands are stated at the lower of cost, net of timber cost depletion, or market value. The Company capitalizes timber and timberland purchases, logging roads and bridges, and stand establishment costs. The portion of the costs of timberland attributed to the purchase or establishment of standing timber is recognized as depletion expense as timber is cut, at rates determined annually, based on the relationship of unamortized timber costs to the estimated volume of recoverable timber. The Company estimates the volume of recoverable timber using statistical information and data obtained from physical measurements, site maps, and other information-gathering techniques.

The cost of establishing timber stands includes site preparation, seedlings, planting, and initial applications of herbicides and fertilizer. The cost of contractual reforestation obligations for leased land is recognized in depletion expense during the final harvesting rotation. Timberland carrying costs are expensed as incurred.

From time to time the Company exchanges timber and timberlands with third parties in nonmonetary transactions. No gain or loss is reflected in these exchanges. Timber and timberlands with a carrying value of $640,000, $0, and $161,000 were exchanged in 1998, 1997, and 1996, respectively.

PROPERTY, PLANT, AND EQUIPMENT

The Company utilizes property, plant, and equipment of the Division and does not own any property, plant, or equipment of its own. Consequently, depreciation has been allocated to the Company for purposes of these financial statements. The Division provides for depreciation of its property, plant, and equipment using the straight-line method with estimated lives ranging from 5 to 40 years.

In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of," long-lived assets held and used by the Division are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

INCOME TAXES

The taxable income of the Company is included in the consolidated federal and state income tax returns filed by JSC (U.S.). The Company's income tax provisions are computed on a separate return basis and are paid to JSC (U.S.).

JSC (U.S.) uses the liability method of accounting for deferred income taxes. Deferred income taxes in these financial statements are recognized for all temporary differences between the tax and financial reporting bases of the Company's assets and liabilities based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         SMURFIT TIMBERLANDS OPERATIONS
            (A BUSINESS UNIT OF JEFFERSON SMURFIT CORPORATION (U.S.))
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

REVENUE RECOGNITION

Revenue is recognized on timber sales to JSC (U.S.) when pulpwood is delivered to the mill facility. Sales prices are based primarily on prevailing market prices on a geographic basis as determined by Division management.

Revenue is recognized on timber sales to third party customers when legal ownership of the timber and the related risk of loss pass to the customer and the quantity sold is determinable. These timber sales occur when stumpage or standing timber is sold or when harvested timber is delivered to the third-party customer in a delivered sale agreement.

2. RELATED PARTY TRANSACTIONS

Transactions with JSC (U.S.) and affiliates for the years ended December 31 were as follows:

                                                                 1998           1997           1996
                                                               -------        -------        -------
Product sales to JSC (U.S.)                                    $47,797        $45,559        $44,412
General management services fee paid                               556            505            459
Common corporate service costs allocated
  to the Company:
     Workers' compensation                                          22             22             51
     General liability and loss insurance                           69            116            145
     Employee benefits:
       Medical                                                     344            377            466
       Pension                                                      65            106            107
       Postretirement medical                                       83             47             66
       401(k)                                                      100            100             85
                                                               -------        -------        -------
                                                                   683            768            920
Common Division service costs allocated to the Company:
     Salaries                                                    3,985          3,738          3,477
     Other operating expenses                                    2,174          1,850          1,884
                                                               -------        -------        -------
                                                                 6,159          5,588          5,361

Product sales to JSC (U.S.) relate to the sale of timber harvested from land owned or leased by the Company. These sales are consummated on terms similar to those with unrelated third parties.

JSC (U.S.) provides general management services to the Company which include information systems, treasury, accounting, human resources, tax, risk management, certain legal services, internal audit, and other indirect administrative functions. In consideration for these management services, the Company is allocated a portion of JSC (U.S.)'s actual costs on an established formula. The formula is based upon the Company's utilization of the Division's employees, property, plant, and equipment and the Company's contribution of net sales to total sales of the Division.

                         SMURFIT TIMBERLANDS OPERATIONS
            (A BUSINESS UNIT OF JEFFERSON SMURFIT CORPORATION (U.S.))
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


In addition to management services, JSC (U.S.) allocates certain common costs to the Company which include insurance and other employee benefits costs. These include the cost to participate in a noncontributory defined benefit pension plan and health care and life insurance benefit plans all sponsored by JSC (U.S.). They also include the cost of matching employee contributions in a voluntary savings plan offered by JSC (U.S.) for which the match contribution is made in SSCC common stock. Since the personnel utilized by the Company are part of the overall JSC (U.S.) employee benefit plans, the benefit obligation, plan assets, and funded status under these plans are reflected by JSC (U.S.) and are not reflected in these financial statements.

In addition to common costs described above, the Division provides certain common services to the Company which are comprised of both direct expenses and allocated administrative expenses. The direct expenses include lease payments, property taxes, and other direct expenses related to growing and selling timber and are separately identified and charged to the Company based on actual costs incurred. The administrative expenses include salaries of Division personnel and general overhead costs of the Division which are allocated to the Company on an established formula based upon utilization of the Division's employees.

The general management service fee and the corporate and Division common service costs allocated to the Company are not necessarily indicative of the costs that would have been incurred if the Company were operated as a stand-alone business.

                         SMURFIT TIMBERLANDS OPERATIONS
            (A BUSINESS UNIT OF JEFFERSON SMURFIT CORPORATION (U.S.))
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


3. JSC (U.S.) INVESTMENT

JSC (U.S.) utilizes a centralized cash management system whereby the Company's cash requirements are provided directly by JSC (U.S.). Similarly, cash generated by the Company is remitted directly to JSC (U.S.). All charges and allocations of costs for functions and services provided by JSC (U.S.) and the Division, as described in Note 2, are deemed paid by the Company, in cash, in the period in which the cost is recorded in these financial statements. Intercompany balances with JSC (U.S.) and the Division, net of any settlements, are included in the JSC (U.S.) investment.

JSC (U.S.) does not have indebtedness directly attributable to the assets of the Company. Accordingly, no debt of JSC (U.S.) or related interest expense has been allocated to the Company. The Company's assets are included in the general assets of JSC (U.S.) and its subsidiaries and are pledged as collateral for the JSC (U.S.) bank credit facility which includes approximately $1.3 billion in term loans outstanding and $550 million in an outstanding revolving credit agreement.

Changes in the JSC (U.S.) investment were as follows:

      Balance at December 31, 1995         $ 228,619
         Net income                           22,006
         Net advances to JSC (U.S.)          (18,523)
                                           ---------
      Balance at December 31, 1996           232,102
         Net income                           23,006
         Net advances to JSC (U.S.)          (11,052)
                                           ---------
      Balance at December 31, 1997           244,056
         Net income                           22,613
         Net advances to JSC (U.S.)          (20,856)
                                           ---------
      Balance at December 31, 1998         $ 245,813
                                           =========

4. INCOME TAXES

The Company's taxable income is included in the consolidated income tax returns of JSC (U.S.). The income tax provision and deferred tax accounts appearing in the accompanying financial statements reflect the results of the Company on a stand-alone basis.

The Company's deferred tax liabilities at December 31, 1998 and 1997, primarily consist of temporary differences relating to depletion expense for book and tax purposes. The Company's other deferred tax liabilities and deferred tax assets are not significant.

Provisions for income taxes for the years ended December 31 were as follows:

                                 1998             1997             1996
                               --------         --------         --------
      Current                  $ 14,821         $ 16,036         $ 15,040
      Deferred (credit)            (257)          (1,222)            (870)
                               --------         --------         --------
                               $ 14,564         $ 14,814         $ 14,170
                               ========         ========         ========

                         SMURFIT TIMBERLANDS OPERATIONS
            (A BUSINESS UNIT OF JEFFERSON SMURFIT CORPORATION (U.S.))
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


Reconciliations of the differences between the statutory federal income tax rates and the effective income tax rates as a percentage of income before income taxes are as follows:

                                                             1998       1997       1996
                                                             ----       ----       ----
      U.S. federal statutory rate                              35%        35%        35%
      State and local taxes, net of federal tax benefit         4%         4%         4%
                                                             ----       ----       ----
                                                               39%        39%        39%
                                                             ====       ====       ====

Included in intercompany settlements with JSC (U.S.) are income tax amounts of $14,821,000, $16,036,000, and $15,040,000 in 1998, 1997, and 1996, respectively.

5. LEASES

The Company leases timberland for the purpose of establishing and growing timber under long-term leases which range in length from 30 to 65 years. Future minimum lease payments at December 31, 1998 required under operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows:

                          1999                          $ 3,085
                          2000                            2,975
                          2001                            2,975
                          2002                            2,853
                          2003                            2,758
                          Thereafter                     61,221
                                                  -------------------
                                                        $75,867
                                                  ===================

Rental expense was $3,117,000, $3,224,000, and $3,220,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

The noncancelable leases are adjusted annually based on changes in published indices. The aggregate adjustments (increases or decreases) for these leases during 1998, 1997, and 1996 were 2 percent, 1 percent, and 1 percent, respectively. Certain lease agreements include obligations to reforest the land prior to the termination of the lease.

The Company has renewal options for many of the leases which permit the Company to renew these leases for periods ranging from 1 to 20 years.

6. COMMITMENTS AND CONTINGENCIES

The Company is a defendant in a number of lawsuits and claims arising out of the conduct of its business, including those related to environmental matters. While the ultimate results of such suits or other proceedings against the Company cannot be predicted with certainty, the management of the Company believes that the resolution of these matters will not have a material adverse effect on its financial condition or results of operations.

                         SMURFIT TIMBERLANDS OPERATIONS
            (A BUSINESS UNIT OF JEFFERSON SMURFIT CORPORATION (U.S.))
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


FACTORS AFFECTING SUPPLY AND DEMAND

The demand for the Company's timber has been and in the future can be expected to be subject to cyclical fluctuations. Such demand is primarily affected by the level of housing starts, repair and remodeling activity, industrial wood product use, competition from nonwood products, the demand for pulp and paper products, and the land use management policies of the U.S. government. These factors are subject to fluctuations due to changes in economic conditions, interest rates, population growth, weather conditions, competitive pressures, and other factors. Any decrease in the level of industry demand for wood products generally can be expected to result in lower net sales, operating income, and cash flow of the Company.

HARVESTING LIMITATIONS

Weather conditions, timber growth cycles, access limitations, and regulatory requirements associated with the protection of wildlife and water resources may restrict harvesting of the Company's timberlands. Timber harvests also may be affected by various natural factors, including damage by fire, insect infestation, disease, prolonged drought, severe weather conditions, and other causes. Although damage from such natural causes usually is localized and affects only a limited percentage of the timber, there can be no assurance that any damage affecting the Company's timberlands will in fact be so limited. Consistent with industry practice, the Company does not maintain insurance coverage with respect to damage to its timberlands. Any of the above factors that materially limit the ability of purchasers or the Company to harvest timber could have a material adverse impact on the net sales, operating income, and cash flow of the Company.

ENVIRONMENTAL REGULATION

The Company's past and present operations include activities which are subject to federal, state, and local environmental requirements, particularly those relating to air and water quality, which are expected to become more stringent in the future. The Company faces potential environmental liability as a result of violations of permit terms and similar authorizations that have occurred from time to time at its facilities.

Certain environmental statutes impose strict liability, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. There can be no assurance that such laws or future legislation or administrative or judicial action with respect to protection of the environment will not adversely affect the Company.

The Endangered Species Act (the ESA) and counterpart state legislations protect species threatened with possible extinction. Species indigenous to the Company's timberlands have been and in the future may be protected under these laws. Protection of endangered and threatened species may include restrictions on timber harvesting, road building, and other silviculture activities on private, federal, and state land containing the affected species.

                         SMURFIT TIMBERLANDS OPERATIONS
            (A BUSINESS UNIT OF JEFFERSON SMURFIT CORPORATION (U.S.))
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


7. YEAR 2000 (UNAUDITED)

The Company utilizes information systems applications during the performance of all of its production, accounting, and administrative processes which are owned and operated by the Division and JSC (U.S.). These applications include a timber accounting system used exclusively by the Division (and the Company) and a general accounting system used by all wholly owned entities of JSC (U.S.). The timber accounting system is used to record and monitor all harvesting activity at the Company. The general accounting system is used by the Company to account for payroll, payable, receivable, and fixed asset activity. The Company does not maintain any separate information systems applications of its own.

Both the Division and JSC (U.S.) have developed plans to modify these systems applications in order to address the year 2000 issue. The Division expects to spend approximately $2 million to implement the new year 2000-compliant timber accounting system, of which approximately $.6 million has been spent through December 31, 1998. In September 1999, this wood settlement system was installed, and the Division expects to complete the testing of this system in October 1999. Also, JSC (U.S.) is in the process of implementing new accounting applications, and these implementations are expected to be completed and tested by November 1999. The cost of implementing these systems will be borne by JSC (U.S.) and allocated to each entity. The Division and JSC (U.S.) have also contacted their major suppliers to determine the extent of their year 2000 compliance. Based on the status of the system implementations and discussions with major suppliers, management of the Division and JSC (U.S.) does not expect the year 2000 compliance issue to have an adverse impact on the financial condition or results of operation of the Company.

In the unlikely event that the systems utilized by the Company do not become year 2000- compliant prior to January 1, 2000, the Division and JSC (U.S.) have established contingency plans to process information until those systems can be adequately modified. The Division's contingency plans primarily consist of the utilization of an affiliate's timber accounting system. JSC (U.S.)'s contingency plans consist of utilizing various manual procedures to process information currently processed by the general accounting system. Management of the Division and JSC (U.S.) believe that these plans should prevent the year 2000 issue from significantly impacting the financial results of the Company.

8. SUBSEQUENT EVENT

On October 25, 1999, JSC (U.S.) sold approximately 969,000 owned and leased acres of timberland to Rayonier, Inc. for $710 million. As a part of the sales agreement, JSC (U.S.) entered into a two-year supply contract with Rayonier, Inc. to purchase 1.4 million tons of timber each year from Rayonier, Inc. during 2000 and 2001 at prevailing market prices. In addition, JSC (U.S.) has entered into separate service agreements with Rayonier, Inc. to supply it with pine seedlings through December 31, 2001 and to provide certain site preparation services to it from the date on which the sale is consummated through December 31, 1999.

                         SMURFIT TIMBERLANDS OPERATIONS
            (A BUSINESS UNIT OF JEFFERSON SMURFIT CORPORATION (U.S.))

                                  BALANCE SHEET

                                                           (UNAUDITED)
                                                             JUNE 30,
                                                               1999
                                                       ---------------------
                                                          (In thousands)
ASSETS
Timberlands:
    Land                                                        $   140,721
    Standing timber                                                 126,478
    Other                                                             4,059
                                                        --------------------
                                                                    271,258
Other assets                                                          1,311
                                                       ---------------------
Total assets                                                    $   272,569
                                                       =====================


LIABILITIES AND JEFFERSON SMURFIT CORPORATION
    (U.S.) INVESTMENT
Accounts payable                                                  $     399
Accrued liabilities                                                   3,181
Deferred revenue                                                      2,029
Deferred income taxes                                                25,005
Jefferson Smurfit Corporation (U.S.) investment                     241,955
                                                       ---------------------
Total liabilities and Jefferson Smurfit Corporation
    (U.S.) investment                                           $   272,569
                                                       =====================

                         SMURFIT TIMBERLANDS OPERATIONS
            (A BUSINESS UNIT OF JEFFERSON SMURFIT CORPORATION (U.S.))

                              STATEMENTS OF INCOME

                                                            (UNAUDITED)
                                                     SIX MONTHS ENDED JUNE 30,
                                                     1999                1998
                                                   -------            -------
                                                          (In thousands)
Net Sales:
    Jefferson Smurfit Corporation (U.S.)            $16,973            $24,530
    Third parties                                    20,231             21,155
                                                    -------            -------

                                                     37,204             45,685

Costs and expenses:
    Cost of timber sold                              20,796             23,522
    Selling, general & administrative                 3,876              3,823
                                                    -------            -------
Operating income                                     12,532             18,340
Other income                                            178                128
                                                    -------            -------
Income before income taxes                           12,710             18,468
Provision for income taxes                            4,957              7,202
                                                    -------            -------
Net income                                          $ 7,753            $11,266
                                                    =======            =======

                         SMURFIT TIMBERLANDS OPERATIONS
            (A BUSINESS UNIT OF JEFFERSON SMURFIT CORPORATION (U.S.))
                            STATEMENTS OF CASH FLOWS

                                                                         (UNAUDITED)
                                                                  SIX MONTHS ENDED JUNE 30,
                                                                  1999                 1998
                                                                --------             --------
                                                                        (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                      $  7,753             $ 11,266
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Cost of timber harvested                                      3,100                3,244
     Deferred income taxes                                            50                 (128)
     Loss / (gain) on sale of timber and
      timberlands                                                     37                  (45)
     Changes in other assets and liabilities:
       Other assets                                                  448                  357
       Accounts payable, accrued liabilities
          and deferred revenue                                     3,296                2,883
                                                                --------             --------
Net cash provided by operating activities                         14,684               17,577

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of timber and timberlands                               (3,076)              (3,271)
Proceeds from sale of timberlands                                      3                   47
                                                                --------             --------
Net cash used for investing activities                            (3,073)              (3,224)

CASH FLOWS FROM FINANCING ACTIVITIES
Net advances to Jefferson Smurfit Corporation
    (U.S.)                                                       (11,611)             (14,353)
                                                                --------             --------
Net cash used for financing activities                           (11,611)             (14,353)
                                                                --------             --------

Increase in cash                                                    --                   --
Cash at beginning of year                                           --                   --
                                                                --------             --------
Cash at end of year                                             $   --               $   --
                                                                ========             ========

                                  RAYONIER INC.

  INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
  ----------------------------------------------------------------------------

The following Unaudited Pro Forma Condensed Combined Financial Statements give effect to the acquisition by Rayonier Inc. ("Rayonier") of approximately 969,000 acres of timberland from Jefferson Smurfit Corporation (U.S) in a business combination to be accounted for by the purchase method of accounting. The Unaudited Pro Forma Condensed Combined Financial Statements are derived from the historical financial statements of Rayonier and Smurfit Timberlands
Operations, ("Smurfit"), a business unit of Jefferson Smurfit Corporation
(U.S.).

The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the acquisition as if it had occurred on June 30, 1999. The Unaudited Pro Forma Condensed Combined Statements of Income for the year ended December 31, 1998 and for the six months ended June 30, 1999 give effect to the acquisition as if it had occurred on January 1, 1998. The pro forma adjustments are based on certain assumptions that management believes are reasonable under the circumstances.
The pro forma information is not necessarily indicative of the results that would have been reported had such event actually occurred on the dates specified, nor is it intended to project Rayonier's results of operations or financial position for any future period or date. The information set forth should be read in conjunction with Rayonier's audited financial statements for the year ended December 31, 1998 included in the Company's Form 10-K Annual Report, Rayonier's unaudited financial statements for the period ended June 30, 1999 included in the Company's Form 10-Q Quarterly Report and the financial statements of Smurfit included elsewhere in this Form 8-K/A.

                                  RAYONIER INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               AS OF JUNE 30, 1999
                             (Thousands of Dollars)



                                                  HISTORICAL
                                 ------------------------------------------       PRO FORMA
                                 RAYONIER          SMURFIT         COMBINED       ADJUSTMENTS        PRO FORMA
                                 --------          -------         --------       -----------        ---------

                                                          ASSETS

CURRENT ASSETS                   $ 280,573       $     --           $280,573       $   (3,820)(l)     $  276,753


OTHER ASSETS                        82,532            1,311           83,843           (1,311)(a)        90,032
                                                                                        7,500 (b)
TIMBER, TIMBERLANDS AND
       LOGGING ROADS, NET          544,807          271,258          816,065          445,242 (c)     1,261,307

PROPERTY, PLANT AND
       EQUIPMENT, NET              680,945             --            680,945             --             680,945
                                ----------       ----------       ----------       ----------        ----------

TOTAL ASSETS                    $1,588,857       $  272,569       $1,861,426       $  447,611        $2,309,037
                                ==========       ==========       ==========       ==========        ==========





                                                          LIABILITIES AND EQUITY

CURRENT LIABILITIES            $  184,336        $   5,609     $  189,945         $  (5,609)(a)     $   187,516
                                                                                      3,180 (j)

LONG-TERM DEBT                    446,404             --          446,404           717,000 (d)       1,163,404

OTHER NON-CURRENT LIABILITIES     306,798           25,005        331,803           (25,005)(a)         306,798
                               ----------        ---------     ----------         ---------         -----------


TOTAL LIABILITIES                 937,538           30,614        968,152           689,566           1,657,718

TOTAL EQUITY                      651,319          241,955        893,274          (241,955)(a)         651,319
                               ----------        ---------     ----------         ---------         -----------

TOTAL LIABILITIES  AND EQUITY  $1,588,857        $ 272,569     $1,861,426         $ 447,611          $2,309,037
                               ==========        =========     ==========         =========         ===========


The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these financial statements.

                                  RAYONIER INC.
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                           HISTORICAL
                                                -------------------------------------          PRO FORMA
                                                RAYONIER       SMURFIT       COMBINED         ADJUSTMENTS              PRO FORMA
                                                --------       -------       --------         -----------              ---------

SALES                                         $1,008,566      $88,644      $1,097,210            $(32,924) (e)        $1,064,286
                                              ----------      -------      ----------            --------             ----------
COSTS AND EXPENSES

   Cost of  sales                                852,483       46,812         899,295               35,169 (f)           895,305
                                                                                                  (32,924) (e)
                                                                                                   (6,235) (g)
  Selling and general expenses                    35,467        7,398          42,865                                     42,865

  Other operating income, net                    (3,507)      (2,743)         (6,250)                                    (6,250)
                                              ----------      -------      ----------            --------             ----------

                                                 884,443       51,467         935,910              (3,990)               931,920
                                              ----------      -------      ----------            --------             ----------

OPERATING INCOME                                 124,123       37,177         161,300             (28,934)               132,366
                                              ----------      -------      ----------            --------             ----------
MISCELLANEOUS INCOME                                 743            -             743                    -                   743
                                                                                                   (1,111) (k)
INTEREST EXPENSE                                (34,712)            -        (34,712)             (58,414) (h)          (94,237)
                                              ----------      -------      ----------            --------             ----------

INCOME BEFORE INCOME TAXES                        90,154       37,177         127,331             (88,459)                38,872

INCOME TAX EXPENSE                              (26,519)     (14,564)        (41,083)               32,730 (i)           (8,353)
                                              ----------      -------      ----------            --------             ----------

NET INCOME                                      $ 63,635      $22,613      $   86,248            $(55,729)              $ 30,519
                                              ==========      =======      ==========            ========             ==========
BASIC EARNINGS PER SHARE                          $ 2.26                                                                   $1.09
                                                  ======                                                                   =====
DILUTED EARNINGS PER SHARE                        $ 2.22                                                                   $1.07
                                                  ======                                                                   =====
WEIGHTED AVERAGE NUMBER
       OF COMMON SHARES:

       BASIC                                  28,118,402                                                              28,118,402
                                              ==========                                                              ==========
       DILUTED                                28,608,551                                                              28,608,551
                                              ==========                                                              ==========


The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these financial statements.

                                  RAYONIER INC.
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                              HISTORICAL
                                                   ----------------------------------       PRO FORMA
                                                    RAYONIER     SMURFIT     COMBINED       ADJUSTMENTS           PRO FORMA
                                                    --------     -------     --------       -----------           ---------
SALES                                               $484,419     $37,204      $521,623         $(14,999) (e)         $506,624
                                                    --------     -------      --------         --------              --------

COSTS AND EXPENSES

     Cost of sales                                   403,879      20,796       424,675            15,587 (f)         422,137
                                                                                                (14,999) (e)
                                                                                                 (3,126) (g)

     Selling and general expenses                     19,250       3,876        23,126                                23,126

     Other operating income, net                     (1,905)       (178)       (2,083)                                (2,083)
                                                    --------     -------      --------         --------             --------

                                                     421,224      24,494       445,718           (2,538)             443,180
                                                    --------     -------      --------         --------             --------

OPERATING INCOME                                      63,195      12,710        75,905          (12,461)              63,444

MISCELLANEOUS INCOME                                     481           -           481                                   481

                                                                                                   (556) (k)
INTEREST EXPENSE                                    (15,387)           -      (15,387)          (28,295) (h)         (44,238)
                                                    --------     -------      --------         --------             --------

INCOME BEFORE INCOME TAXES                            48,289      12,710        60,999          (41,312)              19,687

INCOME TAX EXPENSE                                  (16,082)     (4,957)      (21,039)           15,285 (i)           (5,754)

                                                    --------     -------      --------         --------             --------

NET INCOME                                          $ 32,207     $ 7,753      $ 39,960         $(26,027)            $ 13,933
                                                    ========     =======      ========         ========             ========

BASIC EARNINGS PER SHARE                              $ 1.16                                                          $ .50
                                                      ======                                                          =====
DILUTED EARNINGS PER SHARE                            $ 1.14                                                          $ .49
                                                      ======                                                          =====

WEIGHTED AVERAGE NUMBER
     OF COMMON SHARES:

     BASIC                                        27,796,186                                                      27,796,186
                                                  ==========                                                      ==========
     DILUTED                                      28,305,297                                                      28,305,297
                                                  ==========                                                      ==========

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of these financial statements.

                                  RAYONIER INC.
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                             (Thousands of Dollars)

        For the purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, the purchase price of the Smurfit timberland assets is $716.5 million, including $6.5 million of estimated acquisition costs associated with the transaction. The purchase price was substantially financed by installment notes from Rayonier to Smurfit for $485 million and a bank loan for $232 million. In addition, certain pro forma adjustments have been made based on the following assumptions.

 (a) Represents the elimination of all assets and liabilities that are not acquired by Rayonier. The assets acquired are limited to the timber, timberlands and logging roads.

 (b) Represents the financing costs that have been capitalized in the balance sheet and that will be amortized over the terms of the bank loan and the installment notes.

 (c) The purchase price for the Smurfit timberland assets is $716.5 million including $6.5 million of estimated acquisition costs associated with closing costs and adjustments to the purchase price that have been added to Timber, Timberlands and Logging Roads. The purchase price for the Smurfit timberlands is comprised of the following:

        Historical cost of net assets acquired                          $241,955
        Elimination of net liabilities not acquired                       29,303
        Allocation of excess purchase price over cost of
           assets acquired                                               445,242
                                                                        --------
     Total                                                              $716,500
                                                                        ========

 (d) The transaction is financed by installment notes from Rayonier to Smurfit for $485 million and a bank loan for $232 million.

 (e) To eliminate Smurfit's logging and freight costs to reflect timber stumpage revenues consistent with Rayonier's timberland operating approach and related revenue recognition.

 (f) Reflects the increased timber depletion cost as a result of the purchase price of $716.5 million. The increased timber depletion for the year ended December 31, 1998 and the six months ended June 30, 1999 is $35,169 and $15,587, respectively.

 (g) To adjust for timberland lease and real estate tax payments that were expensed by Smurfit, but which are capitalized by Rayonier in accordance with its timberland acquisition accounting policy. The amounts for the year ended December 31, 1998 and the six months ended June 30, 1999 are:
        Timberland lease rentals of $3,117 and $1,590; Real estate taxes of $3,118 and $1,536.

 (h) Represents interest expense for the full year of 1998 and six months of 1999 on the additional debt of $717 million used to finance the acquisition.

 (i) Income taxes are adjusted for the full year of 1998 and six months of 1999 at a rate of 37%.

 (j) Represents property taxes payable of $1.8 million and deferred rental and license fee income of $1.4 million that were due upon closing related to the Smurfit timberland assets.

 (k) Amortization of capitalized financing costs in (b) above. Costs are being amortized over the terms of the bank loan and the installment notes.

 (l)    The reduction in current assets is comprised of the following:

             Excess cash from financing the purchase price             $    500
             Liabilities due upon closing in (j) above                    3,180
             Financing costs capitalized in (b) above                    (7,500)
                                                                         ------
        Total                                                          $ (3,820)
                                                                       =========


                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             RAYONIER INC.  (Registrant)


                                             BY    George C. Kay
                                                   George C. Kay
                                                   Vice President and
                                                   Corporate Controller
November 12, 1999

                                  EXHIBIT INDEX

     EXHIBIT NO.                            DESCRIPTION                                             LOCATION
     -----------                            -----------                                             --------
         2.1                  Purchase and Sale Agreement dated July 28, 1999                    Filed herewith
                              between Rayonier Inc. and Jefferson Smurfit
                              Corporation (U.S.)

         2.2                  First Amendment to the Purchase and Sale Agreement                 Filed herewith
                              dated October 25, 1999 between Rayonier Inc. and
                              Jefferson Smurfit Corporation (U.S.)

         2.3                  Assignment and Assumption Agreement dated October                  Filed herewith
                              25, 1999 between Jefferson Smurfit Corporation
                              (U.S.) and Timber Capital Holdings LLC

         2.4                  Assignment Agreement dated October 25, 1999                        Filed herewith
                              between Rayonier Inc. and Rayonier Timberlands
                              Operating Company, L.P.

         2.5                  Timber Cutting Agreement dated October 25, 1999                    Filed herewith
                              between Rayonier Inc. and Jefferson Smurfit
                              Corporation (U.S.)

         23                   Consents of experts and counsel                                    Filed herewith

         99                   Additional exhibits                                                Incorporated by
                                                                                                 reference to
                                                                                                 Exhibit 99 in
                                                                                                 Registrant's
                                                                                                 November 9, 1999
                                                                                                 Form 8-K